Exhibit 99.1

Contact: Les Nelson
Director – Investor Relations
(309) 347-9709

Aventine Reports Third Quarter Results

Board Approves Share Repurchase Program

•                  Net income was $5.3 million and fully diluted EPS was $0.12 per share for Q3’06

•                  Results include $15.1 million in non-recurring pre-tax charges

•                  Revenues increased to $407.1 million

•                  Cash on hand was $131.3 million

•                  Board approved $50 million share repurchase program

•                  Environmental permit filed for 220 million gallon Aurora West project

•                  57 million gallon Pekin II expansion on track for Q1’07 start-up

PEKIN, IL, (October 31, 2006) — Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end supplier of ethanol in the U.S., today reported its results for the third quarter and nine months ended September 30, 2006.

Ron Miller, Aventine’s President and Chief Executive Officer said, “Gallons sold increased by over 21% quarter over quarter, to 163.3 million gallons.  The average price of a gallon of ethanol sold during the quarter was $2.37 per gallon, which is within a few cents of our record high that we achieved during the second quarter of 2006.”  Miller continued, “We are excited to build on our operational momentum.  The production issues at our Aurora facility that were mentioned in our second quarter press release and that continued during the third quarter have now been resolved.  With the definitive agreement completed during the quarter with Consolidated Grain and Barge to supply grain and export market Dry Distillers Grain with Solubles (“DDGS”) for our proposed plant in Mt. Vernon, Indiana, and the filing for an environmental permit for our Aurora West expansion subsequent to quarter end, we are continuing to execute our expansion plans.”

Third Quarter 2006 Financial Highlights

Sales in the third quarter of 2006 increased 57.1%, to $407.1 million as compared to $259.2 million in the third quarter of 2005.  Overall, the increase in sales was primarily the result of a higher average gross selling price of ethanol and from an increase in gallons sold as compared to the third quarter of 2005.  The average gross sales price of ethanol in the third quarter of 2006 increased to $2.37 per gallon from $1.77 per gallon in the same period last year.

While our realized price of ethanol increased in the third quarter of 2006, the spot price per gallon decreased continuously throughout the quarter.  The import by customers of significant amounts of Brazilian ethanol in the third quarter displaced demand for domestically produced ethanol.  This, along with normal seasonal decreases in demand for gasoline due to the end of the summer driving season, negatively affected the spot price of ethanol during the third quarter of 2006.  As a result, we elected to inventory an additional 11.5 million gallons of ethanol.

Gallons sold in the third quarter of 2006 increased 21.2% to 163.3 million gallons, as compared to 134.7 million gallons in the third quarter of 2005, primarily due to an increase in gallons purchased from alliance partners.  In the third quarter of 2006, we produced 32.1 million gallons, purchased 124.4 million gallons from our marketing alliance partners, purchased 18.3 million gallons from unaffiliated producers and marketers and increased inventory by 11.5 million gallons.  Equity production was flat quarter over quarter at 32.1 million gallons in the third quarter of 2006, versus 32.2 million gallons in the third quarter of 2005.

Co-product revenue for the third quarter of 2006 totaled $13.7 million, as compared to $15.1 million in the same period a year ago.  Co-product shipments increased in the third quarter of 2006 to 233.1 thousand tons, from 219.7 thousand tons in the third quarter of 2005.  The decrease in revenue is principally the result of lower prices received on germ and meal.  Prices of these products were especially high in the third quarter of 2005.

Gross profit totaled $27.3 million in the third quarter of 2006, a decrease of $8.2 million, or 23.1%, from the third quarter of 2005.  The decline in gross profit was the result of a combination of factors, including lower margins obtained in our purchase/resale business, increasing corn prices and increases in freight and other production expenses.  Gross profit on purchase/resale transactions was higher in the third quarter of 2005 as spot ethanol prices were affected by hurricanes along the Gulf Coast, which disrupted gasoline supplies thereby increasing prices for both gasoline and ethanol.  Our gross corn cost for the quarter ended September 30, 2006 was $2.31 per bushel, as compared to $2.19 per bushel in the same period in 2005.

SG&A expenses were $7.4 million in the third quarter of 2006 versus $6.1 million in the third quarter of 2005, an increase of $1.3 million.  This increase in SG&A expense includes the effects of non-cash stock-based compensation expense.  Stock-based compensation expense increased $1.8 million in the third quarter of 2006 as compared to the same period in 2005, including $0.6 million of non-recurring expense related to the acceleration of vesting periods of certain stock-based compensation arrangements.

Non-recurring Charges

The Company recorded non-recurring pre-tax charges in the third quarter of 2006 totaling $15.1 million.  These non-recurring charges resulted from our bond tender offer, amended credit agreement and from the acceleration of vesting periods of certain stock-based compensation arrangements done in conjunction with our IPO.  As a result of the tender offer for our senior secured floating rate notes, the Company recorded a pre-tax charge in the third quarter ending September 30, 2006 of approximately $13.6 million comprised of (i) $8.7 million for the tender and consent premiums and related fees and expenses and (ii) $4.9 million for the write-off of unamortized debt issuance costs.  Non-recurring charges related to the acceleration of vesting periods of certain stock-based compensation arrangements totaled $0.6 million (pre-tax).  We also incurred non-recurring charges totaling $0.9 million (pre-tax) for the write-off of unamortized deferred costs related to our prior credit facility.

Non-recurring charges reduced diluted earnings per share by $0.21 cents per share in the third quarter of 2006.

Operational Highlights

The Company continues to execute its announced expansion plans.  We previously announced on August 3, 2006 that we purchased approximately 86 acres of land from the Aurora Cooperative in Aurora, NE.  The purchased land will be used for a proposed 220 million gallon ethanol plant.  The site is adjacent to an existing 50 million gallon ethanol facility operated by Nebraska Energy, LLC, of which we are the majority partner/owner.  The Company filed for an environmental permit for the proposed Aurora West facility on October 10, 2006.

In connection with the purchase of the land from the Aurora Cooperative, we signed long-term agreements with the Aurora Cooperative relating to the development of the Aurora West site.  These include a grain supply agreement and a marketing agreement whereby the Aurora Cooperative would be the sole grain supplier for the proposed ethanol plant, as well as a marketer of the syrup and the sole distributor of the wet distiller’s grain with solubles produced by the facility.

The Company completed a definitive agreement with Consolidated Grain and Barge Company (“CGB”) on September 19, 2006.  Under the terms of the definitive agreement, CGB transferred to Aventine the rights to negotiate a lease for 116 acres at the Port of Indiana-Mt. Vernon.  We intend to construct and operate a 220 million gallon ethanol facility on the leased site.  In exchange for the assignment of the option to negotiate a lease, CGB will be the exclusive grain originator and DDGS export marketer at the proposed facility, as well as the sole provider for ethanol and DDGS loading at the site.  The agreement also provides that we have the first right of refusal for any current or future CGB facilities to locate potential ethanol plants.  CGB was granted the first opportunity to bid for exclusive grain origination and DDGS export marketing at all of our future ethanol plants in the United States.  The agreement provides for certain exceptions for existing facilities and for facilities already under consideration in Pekin, IL and Aurora, NE, for merger and acquisition activities, and does not preclude us from structuring business relationships with other grain originating companies when unique opportunities are presented.

During the quarter, the Company amended and reduced its revolving credit facility to $30 million from $60 million.  The previous facility contained restrictive covenants along with a higher fee structure.  The amended facility also removed restrictive covenants relative to our growth plans, along with certain reporting requirements.

Stock Repurchase Program

Aventine’s Board of Directors approved a share buyback program of up to $50 million.  Under the repurchase program, the Company may buy-back shares from time to time on the open market.  The program has no minimum share repurchase amounts, and there is no fixed time period under which any share repurchases must take place.  This share repurchase program is not expected to impact the Company’s previously announced expansion plans.

Ethanol Capacity

As of October 31, 2006, nameplate equity capacity for Aventine totaled 150 million gallons per year, and its marketing alliance partners had nameplate capacity of 520 million gallons per year, for a total current capacity of 670 million gallons.  In addition, we are currently constructing a 57 million gallon dry mill addition at our existing Pekin, IL facility.  We have also announced additional projects with nameplate capacities totaling 550 million gallons.

Third Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on November 1, 2006 to discuss the contents of this press release.  Dial in to the conference call at (866) 578-5747 (U.S.) or (617) 213-8054 (International), access code: 35422761, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through December 1, 2006 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  86419587.  Should you have any problems accessing the call or the replay, please contact the Company at (309) 347-9709.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer and marketer of ethanol in the United States.  We market and distribute ethanol to many leading energy companies.  In addition to ethanol, we are also a producer of corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

o                             National, state or local energy policy;

o                             Federal ethanol tax incentives;

o                             Regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives;

o                             State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

o                             Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service its indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges;

•                  Renewal of alliance partner contracts; and

•                  Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all.

Tables to follow -

Aventine Renewable Energy Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(In thousands except per share amounts)
Net sales	$407,053	$259,203	$1,163,478	$647,209
Cost of goods sold	379,708	223,712	1,055,330	578,967
Gross profit	27,345	35,491	108,148	68,242
Selling, general and administrative expenses	7,385	6,108	21,023	13,810
Other expense/(income)	(616)	(199)	(1,223)	(713)
Operating income	20,576	29,582	88,348	55,145
Other expenses/(income):
Interest (income)	(1,449)	(644)	(3,333)	(1,510)
Interest expense, net	747	4,206	9,348	12,169
Loss on early extinguishment of debt	14,448	—	14,448	—
Other non-operating expense/(income)	(2,348)	(1,731)	(4,802)	(1,314)
Minority interest	876	381	3,793	1,698
Income before income taxes	8,302	27,370	68,894	44,102
Income tax expense	3,015	9,710	26,766	16,414
Net income	$5,287	$17,660	$42,128	$27,688

Per share data:
Income per common share — basic:	$0.13	$0.51	$1.13	$0.80
Basic weighted average number of common shares	41,541	34,684	37,279	34,684

Income per common share — diluted:	$0.12	$0.49	$1.09	$0.77
Diluted weighted average number of common and common equivalent shares	42,691	36,038	38,581	35,906

Gross average ethanol price per gallon	$2.37	$1.77	$2.20	$1.57

Gallons by source:
Gallons produced	32,099	32,185	97,677	103,575
Gallons purchased from alliance partners	124,382	81,757	365,150	231,308
Gallons purchased from non-affiliated producers	18,314	22,727	49,439	49,057
Inventory (increase)/decrease	(11,454)	(1,991)	(7,805)	(6,737)
Total gallons sold	163,341	134,678	504,461	377,203

Average gross corn costs per bushel	$2.31	$2.19	$2.23	$2.11

Aventine Renewable Energy Holdings, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2006 (Unaudited)	September 30, 2005 (Unaudited)	December 31, 2005 (Audited)
	(In thousands)
Assets
Cash and cash equivalents	$131,262	$14,064	$3,750
Accounts receivable, net	56,707	38,124	46,625
Inventory	91,320	39,442	54,651
Other current assets	10,505	2,811	5,147
Property, plant and equipment, net	92,150	32,422	42,856
Restricted cash for plant expansion	—	63,850	60,362
Other assets	1,077	8,633	8,586
Total assets	$383,021	$199,346	$221,977
Liabilities and Stockholders’ Equity/(Deficit)
Accounts payable and other accrued expenses	$65,444	$46,141	$58,781
Short-term borrowings	—	—	1,514
Long-term debt	5,000	160,000	160,000
Deferred taxes	6,344	7,270	6,703
Minority interest	9,878	8,618	8,675
Other long-term liabilities	4,648	5,399	6,958
Total liabilities	91,314	227,428	242,631
Stockholders’ equity/(deficit)	291,707	(28,082)	(20,654)
Total liabilities and stockholders’ equity/(deficit)	$383,021	$199,346	$221,977

Aventine Renewable Energy Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2006	2005
	(In thousands)

Operating Activities

Net income	$42,128	$27,688
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,529	2,656
Amortization related to early extinguishment of debt	5,830	—
Stock based compensation expense	5,669	862
Minority interest	3,793	1,698
Other non-cash charges	(359)	2,616
Net changes in operating assets and liabilities	(48,363)	(2,872)
Net cash provided by operating activities	12,227	32,648

Investing Activities

Additions to property, plant and equipment	(51,981)	(9,651)
Increase in restricted cash for investing activities	(1,257)	(1,350)
Use of restricted cash for plant expansion	31,857	—
Release of restricted cash	29,762
Net cash provided by/(used for) investing activities	8,381	(11,001)

Financing Activities

Net repayments on revolving credit facilities	(1,514)	(12,791)
Repayment of senior secured notes	(155,000)	—
Proceeds from termination of interest rate cap	838	—
Proceeds from stock option exercises	221	—
Tax benefit from stock option exercises	4,034	—
Net proceeds from the sale of common stock	260,915	—
Distributions to minority shareholders	(2,590)	(1,943)
Net cash provided by/(used for) financing activities	106,904	(14,734)
Net increase in cash and cash equivalents	127,512	6,913
Cash and cash equivalents at beginning of period	3,750	7,151
Cash and cash equivalents at end of period	$131,262	$14,064

This press release contains, and our conference call will include, references to adjusted earnings before interest, taxes depreciation and amortization (EBITDA), a non-GAAP financial measure.  We have adjusted EBITDA to reflect the non-recurring nature of some of the charges taken in the third quarter of 2006.  The following table provides a reconciliation of adjusted EBITDA to net income.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands)

Net income	$5,287	$17,660	$42,128	$27,688
Depreciation and amortization	764	847	3,529	2,656
Non-cash stock-based compensation expense	2,617	807	5,669	862
Minority interest	876	381	3,793	1,698
Interest expense	747	4,206	9,348	12,169
Loss on early extinguishment of debt	14,448	—	14,448	—
Interest income	(1,449)	(644)	(3,333)	(1,510)
Income tax expense	3,015	9,710	26,766	16,414
Adjusted earnings before interest, taxes, depreciation and amortization	$26,305	$32,967	$102,348	$59,977